UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2008
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-28298	94-3154463
(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 17, 2008, Gregory W. Schafer, our Vice President and Chief Financial Officer, announced his resignation from Onyx Pharmaceuticals, Inc., or Onyx, effective December 15, 2008, or earlier if his successor is appointed prior to that time.
     In connection with Mr. Schafer’s resignation, we have entered into a separation and consulting agreement with Mr. Schafer, dated June 23, 2008. As severance, Onyx has agreed to pay Mr. Schafer a lump sum equal to 12 months of his base salary, less standard withholdings and deductions, together with benefit payments to continue his current health insurance coverage and certain other specified benefits. Under the agreement, Mr. Schafer has also agreed to provide consulting services on an as needed basis to Onyx for six months following the effective date of his resignation, at an hourly rate. Outstanding Onyx stock options and restricted stock awards held by Mr. Schafer will continue to vest during the consulting period, and vested stock options will be exercisable for three months following the termination of the consulting period. This description is qualified in its entirety by reference to the copy of the separation and consulting agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01       Financial Statements and Exhibits
(d) Exhibits.
10.1	Separation and Consulting Agreement between Onyx Pharmaceuticals, Inc. and Gregory W. Schafer, dated June 23, 2008.

     Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: June 23, 2008	By:	/s/ N. Anthony Coles
N. Anthony Coles
President and Chief Executive Officer

EXHIBIT INDEX
10.1	Separation and Consulting Agreement between Onyx Pharmaceuticals, Inc. and Gregory W. Schafer, dated June 23, 2008.